Exhibit 99.1

Perkins & Marie Callender's Inc.
6075 Poplar Avenue
Suite 800
Memphis, TN  38119

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Vivian H. Brooks
Phone:  774-452-4270

Perkins & Marie Callender’s Inc.
Reports Results for the Quarter Ended April 18, 2010

Memphis, TN, June 7, 2010 – Perkins & Marie Callender’s Inc. (together with its consolidated subsidiaries, the “Company”, “PMCI” or “we”) is reporting today its financial results for the first quarter ended April 18, 2010.

Highlights for the First Quarter of 2010:

•
Perkins restaurants’ comparable sales decreased by 5.7% and Marie Callender’s restaurants’ comparable sales decreased by 8.7% in the first quarter of 2010 compared to the first quarter of 2009.  These declines resulted primarily from a decrease in traffic at both concepts due to continued difficult economic conditions.

•
Food cost for the quarter declined to 25.3% of food sales in the first quarter of 2010 from 26.7% in the first quarter of 2009, due primarily to lower commodity costs in the restaurant segment and higher sales margins and improved pie manufacturing efficiencies at Foxtail.

•
Despite a $4.1 million decrease in sales, segment income at Foxtail increased by $482,000 from the first quarter of 2009 to $641,000 for the first quarter of 2010 due principally to higher sales margins and lower manufacturing and administrative expenses.

•
Since the first quarter of 2009, two Perkins franchised restaurants were opened, three Perkins franchised restaurants were closed, one franchised Marie Callender’s restaurant converted to Company-ownership and three Marie Callender’s franchised restaurants were closed.

J. Trungale, President and Chief Executive Officer of Perkins & Marie Callender’s Inc., commented, ”During the first quarter of 2010 we have continued to focus on the fundamentals in a challenging business environment namely, offering high quality food at a great value without compromising on service; managing our costs; maximizing productivity at Foxtail; and targeting our marketing efforts.  We remain on track to open approximately ten new franchised stores this year and continue to generate new business and improve efficiencies at Foxtail.”

Financial Results for the First Quarter of 2010

Revenues in the first quarter of 2010 decreased 7.9% to $155.8 million from $169.2 million in the first quarter of 2009.  The decrease resulted from a $9.6 million decrease in sales in the restaurant segment, a $0.3 million decrease in the franchise segment and a $3.9 million decrease in the Foxtail segment, partially offset by a $0.4 million increase in licensing and other revenues.  Company-owned Perkins comparable restaurant sales decreased by 5.7% and Company-owned Marie Callender’s comparable restaurant sales decreased by 8.7% in the first quarter of 2010 as compared to the first quarter of 2009.

Food cost for the quarter ended April 18, 2010 decreased to 25.3% of food sales from 26.7% for the quarter ended April 19, 2009.  Restaurant segment food cost was down by 0.3 percentage points to 25.7% of food sales in the quarter ended April 18, 2010, primarily due to lower commodity costs, particularly red meat, poultry, dry goods, produce and dairy products.  In the Foxtail segment, food cost decreased to 53.6% of food sales in the first quarter of 2010 from 57.7% in the first quarter of 2009, primarily due to higher sales margins and improved pie manufacturing efficiencies.

Labor and benefits costs, as a percentage of total revenues, increased by 1.5 percentage points to 34.2% in the first quarter of 2010 as compared to the prior year’s first quarter.  The labor and benefits ratio increased by 1.4 percentage points in the restaurant segment due to a greater impact from fixed store management costs and higher employee insurance costs, while the Foxtail segment labor and benefits expense decreased slightly from 14.0% in the first quarter of 2009 to 13.9% in the first quarter of 2010.

Operating expenses for the quarter ended April 18, 2010 were $43.7 million, or 28.1% of total revenues, compared to $45.7 million, or 27.0% of total revenues in the quarter ended April 19, 2009.  Restaurant segment operating expenses increased by 0.9 percentage points to 29.7% of restaurant sales in the first quarter of 2010, due primarily to the decline in revenues.  Operating expenses in the Foxtail segment decreased by 0.4 percentage points to 12.3% of segment food sales, due primarily to lower non-production labor and maintenance costs.

General and administrative expenses were 9.1% of total revenues, an increase of 0.8 percentage points from the first quarter of 2009.  The percentage increase results from the decrease in total revenues, as overall G&A expenses essentially remained flat during the first quarter of 2010.

Depreciation and amortization was 4.4% and 4.3% of revenues in the first quarters of 2010 and 2009, respectively.

Interest, net was 8.7% of revenues in the quarter ended April 18, 2010, compared to 8.0% in the quarter ended April 19, 2009.  The 0.7 percentage point increase was primarily due to an approximate $5.4 million increase in the average debt outstanding during the first quarter of 2010 and lower revenues as compared to 2009.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income or loss attributable to PMCI before income taxes or benefits, interest expense (net), depreciation and amortization, asset impairments and closed store expenses, pre-opening expenses, management fees, certain non-recurring income and expense items and other income and expense items unrelated to operating performance.  The Company considers adjusted EBITDA to be an important measure of the performance of core operations because adjusted EBITDA excludes various income and expense items that are not indicative of the Company’s operating performance.  The Company believes that adjusted EBITDA is useful to investors in evaluating the Company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  The Company also believes that adjusted EBITDA is useful to investors in evaluating the Company’s operating performance compared to that of other companies in the same industry, as the calculation of adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance.  The Company’s calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.  Adjusted EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity.  The following table provides a reconciliation of net loss to adjusted EBITDA:

	Quarter Ended	Quarter Ended
(in thousands)	April 18, 2010	April 19, 2009

Net loss attributable to PMCI	$(14,606)	(9,754)
Provision for (benefit from) income taxes	-	-
Interest, net	13,565	13,615
Depreciation and amortization	6,906	7,356
Asset impairments and closed store expenses	1,665	862
Pre-opening expenses	-	-
Management fees	1,226	1,216
Other items	-	(818)
Adjusted EBITDA	$8,756	12,477

About the Company

Perkins & Marie Callender’s Inc. operates two restaurant concepts:  (1) full-service family dining restaurants, which serve a wide variety of high quality, moderately-priced breakfast, lunch and dinner entrees, under the name Perkins Restaurant and Bakery, and (2) mid-priced, casual-dining restaurants specializing in the sale of pies and other bakery items under the name Marie Callender’s Restaurant and Bakery.  As of April 18, 2010, the Company owned and operated 163 Perkins restaurants and franchised 315 Perkins restaurants.  The Company also owned and operated 77 Marie Callender’s restaurants, two Callender’s Grill restaurants, an East Side Mario’s restaurant and 12 Marie Callender’s restaurants under partnership agreements.  Franchisees owned and operated 37 Marie Callender’s restaurants and one Marie Callender’s Grill.

Conference Call

Perkins & Marie Callender’s Inc. has scheduled a conference call for Thursday, June 17, 2010, at 10:00 a.m. (CDT) to review first quarter of 2010 earnings.  The dial-in number for the conference call is (866) 207-2203, and the conference ID number is 75230207.  A taped playback of this call will be available two hours following the call through midnight (EDT) on Wednesday, June 24, 2010.  The taped playback can be accessed by dialing (800) 642-1687 and by using access code number 75230207.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, written, oral or otherwise made, may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative thereof or other variations thereon or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections.  While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control.  These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors affecting these forward-looking statements include, among others, the following:

•	general economic conditions, consumer preferences and demographic patterns, either nationally or in particular regions in which we operate;
•	our substantial indebtedness;
•	our liquidity and capital resources;
•	competitive pressures and trends in the restaurant industry;
•	prevailing prices and availability of food, labor, raw materials, supplies and energy;
•	a failure to obtain timely deliveries from our suppliers or other supplier issues;
•	our ability to successfully implement our business strategy;
•	relationships with franchisees and the financial health of franchisees;
•	legal proceedings and regulatory matters; and
•	our development and expansion plans.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included in this press release are made only as of the date hereof.  We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PERKINS & MARIE CALLENDER’S INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
 (In thousands)

	Quarter	Quarter
	Ended	Ended
	April 18, 2010	April 19, 2009
REVENUES:
Food sales	$147,315	160,877
Franchise and other revenue	8,490	8,376
Total revenues	155,805	169,253
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	37,282	42,974
Labor and benefits	53,362	55,325
Operating expenses	43,735	45,701
General and administrative	14,106	14,089
Depreciation and amortization	6,906	7,356
Interest, net	13,565	13,615
Asset impairments and closed store expenses	1,665	862
Other, net	(218)	(961)
Total costs and expenses	170,403	178,961
Loss before income taxes	(14,598)	(9,708)
Benefit from (provision for) income taxes	-	-
Net loss	(14,598)	(9,708)
Less: net earnings attributable to non-controlling interests	8	46
Net loss attributable to Perkins & Marie Callender's Inc.	$(14,606)	(9,754)

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par and share amounts)

	April 18,	December 27,
	2010	2009
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,290	4,288
Restricted cash	7,147	8,110
Receivables, less allowances for doubtful accounts of $807 and $829 in 2010 and 2009, respectively	14,908	18,125
Inventories	9,860	11,062
Prepaid expenses and other current assets	3,477	1,864
Total current assets	37,682	43,449

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $158,049 and $156,898 in 2010 and 2009, respectively	68,222	75,219
INVESTMENT IN UNCONSOLIDATED PARTNERSHIP	58	50
GOODWILL	23,100	23,100
INTANGIBLE ASSETS, net of accumulated amortization of $20,795 and $20,179 in 2010 and 2009, respectively	146,397	147,013
OTHER ASSETS	15,359	16,074
TOTAL ASSETS	$290,818	304,905

LIABILITIES AND DEFICIT

CURRENT LIABILITIES:
Accounts payable	11,038	14,657
Accrued expenses	43,676	41,605
Franchise advertising contributions	4,783	4,327
Current maturities of long-term debt and capital lease obligations	419	503
Total current liabilities	59,916	61,092

LONG-TERM DEBT, less current maturities	326,158	326,042
CAPITAL LEASE OBLIGATIONS, less current maturities	10,985	11,054
DEFERRED RENT	17,934	17,092
OTHER LIABILITIES	23,239	22,277
DEFERRED INCOME TAXES	45,457	45,457

DEFICIT:
Common stock, $.01 par value; 100,000 shares authorized;
10,820 issued and outstanding	1	1
Additional paid-in capital	150,870	150,870
Accumulated other comprehensive income	57	45
Accumulated deficit	(343,939)	(329,333)
Total PMCI stockholder's deficit	(193,011)	(178,417)
Non-controlling interests	140	308
Total deficit	(192,871)	(178,109)
TOTAL LIABILITIES AND DEFICIT	$290,818	304,905

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter	Quarter
	Ended	Ended
	April 18, 2010	April 19, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,598)	(9,708)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	6,906	7,356
Asset impairments	1,732	202
Amortization of debt discount	541	474
Other non-cash income and expense items	(167)	(709)
Loss (gain) on disposition of assets	(67)	660
Equity in net (income) loss of unconsolidated partnership	(8)	10
Net changes in operating assets and liabilities	5,766	3,399
Total adjustments	14,703	11,392
Net cash provided by operating activities	105	1,684

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,354)	(2,474)
Proceeds from sale of assets	5	476
Net cash used in investing activities	(1,349)	(1,998)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	10,966	7,443
Repayment of revolving credit facilities	(11,389)	(8,128)
Repayment of capital lease obligations	(149)	(128)
Repayment of other debt	(6)	(6)
Debt financing costs	-	(127)
Distributions to non-controlling interest holders	(176)	(70)
Net cash used in financing activities	(754)	(1,016)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,998)	(1,330)

CASH AND CASH EQUIVALENTS:
Balance, beginning of period	4,288	4,613
Balance, end of period	$2,290	3,283